Exhibit (m)(2)

Form of Amendment to

SCHEDULE A

to the Class A Plan of Distribution Pursuant to Rule 12b-1

(as amended on [                     ], 2013 to add Brookfield U.S. Listed Real Estate Fund and
remove Brookfield High Yield Fund)

Below are listed the Trust’s separate series of shares under which this Plan is to be performed as of the date hereof:

Brookfield Global Listed Real Estate Fund
Brookfield Global Listed Infrastructure Fund
Brookfield Global High Yield Fund
Brookfield U.S. Listed Real Estate Fund

Brookfield Investment Funds
on behalf of the Funds listed on Schedule A

By:_____________________
Name: __________________
Title: ___________________